EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-108335) pertaining to the 2003 Stock Incentive Plan of Ashford Hospitality Trust, Inc., of our reports dated March 15, 2005, with respect to the consolidated and combined financial statements and schedule of Ashford Hospitality Trust, Inc. and the Predecessor, Ashford Hospitality Trust, Inc. managements’ assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ashford Hospitality Trust, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Dallas, Texas
March 15, 2005